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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*


                           Randgold Resources Limited
                                (Name of Issuer)


                                 Ordinary Shares
                         (Title of Class of Securities)

                                       N/A
                                 (CUSIP Number)


                                  July 11, 2002
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the Rule pursuant to which this Schedule is filed:

                             [ ]    Rule 13d-1(b)
                             [ ]    Rule 13d-1(c)
                             [x]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. N/A

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

         Randgold & Exploration Company Limited

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)     [ ]

                                                                     (b)     [ ]

3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION

         South Africa


                  NUMBER OF            5        SOLE VOTING POWER
                    SHARES                      13,312,481
                 BENEFICIALLY
                   OWNED BY            6        SHARED VOTING POWER
                     EACH                       None
                  REPORTING
                 PERSON WITH           7        SOLE DISPOSITIVE POWER
                                                13,312,481

                                       8        SHARED DISPOSITIVE POWER
                                                None


9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         13,312,481 ordinary shares of the Issuer which Randgold & Exploration Company Limited may be deemed to beneficially own by virtue of its position as sole shareholder of Randgold Resources (Holdings) Limited.

10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES   [ ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         48.12%

12       TYPE OF REPORTING PERSON

         CO



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CUSIP NO. N/A

1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

         Randgold Resources (Holdings) Limited

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)     [ ]

                                                                     (b)     [ ]

3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Jersey, Channel Islands


                  NUMBER OF            5        SOLE VOTING POWER
                    SHARES                      13,312,481
                 BENEFICIALLY
                   OWNED BY            6        SHARED VOTING POWER
                     EACH                       None
                  REPORTING
                 PERSON WITH           7        SOLE DISPOSITIVE POWER
                                                13,312,481

                                       8        SHARED DISPOSITIVE POWER
                                                None

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         13,312,481 ordinary shares of the Issuer.

10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES    [ ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         48.12%

12       TYPE OF REPORTING PERSON

         CO



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Item 1(a)         NAME OF ISSUER:

                  Randgold Resources Limited

Item 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  La Motte Chambers
                  La Motte Street
                  St. Helier
                  Jersey, JE1 1BJ
                  Channel Islands

Item 2(a)         NAME OF PERSON FILING:

                  This Statement is filed on behalf of each of the following persons (collectively, the "Reporting Persons"):

                  i)       Randgold & Exploration Company Limited; and

                  ii)      Randgold Resources (Holdings) Limited


Item 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                           i)       5 Press Avenue
                                    Selby, Johannesburg
                                    South Africa

                           ii)      La Motte Chambers
                                    La Motte Street
                                    St. Helier
                                    Jersey, JE1 1BJ
                                    Channel Islands

Item 2(c)         CITIZENSHIP:

                  See Item 4 of the cover pages attached hereto.

Item 2(d)         TITLE OF CLASS OF SECURITIES:

                  Ordinary Shares

Item 2(e)         CUSIP NUMBER:

                  N/A

Item 3            Not Applicable

Item 4            OWNERSHIP:

                  (a)      Amount beneficially owned and (b) Percent of Class:
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                  See Items 5 through 11 of the cover pages attached hereto.

                  This Schedule 13G shall not be construed as an admission that any Reporting Person, either for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the "Act") or for other purposes, is the beneficial owner of any securities covered by this statement.

                  (c) See Items 5 through 8 of the cover pages attached hereto.

Item 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Not Applicable

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON:

                  Not Applicable

Item 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not Applicable

Item 9            NOTICE OF DISSOLUTION OF GROUP:

                  Not Applicable

Item 10           CERTIFICATION:

                  N/A


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                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 11, 2003



                                        RANDGOLD & EXPLORATION COMPANY LIMITED



                                        By: /s/ David J. Haddon
                                            -------------------
                                            Name:  David J. Haddon
                                            Title: Group Company Secretary



                                        RANDGOLD RESOURCES (HOLDINGS) LIMITED

                                        By: /s/ R.A.R. Kebble
                                            -----------------
                                            Name:  R.A.R. Kebble
                                            Title: Director






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                                                                       Exhibit A


                            JOINT REPORTING AGREEMENT

         The undersigned, Randgold & Exploration Company Limited and Randgold Resources (Holdings) Limited, agree that the statement to which this exhibit is appended is filed on behalf of each of them.


February 11, 2003

                                        RANDGOLD & EXPLORATION COMPANY LIMITED


                                        By: /s/ David J. Haddon
                                            -------------------
                                            Name:  David J. Haddon
                                            Title: Group Company Secretary



                                        RANDGOLD RESOURCES (HOLDINGS) LIMITED

                                        By: /s/ R.A.R. Kebble
                                            -----------------
                                            Name: R.A.R. Kebble
                                            Title: Director